UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2007

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14227	13-3317668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Applegate Drive, Robbinsville, NJ		08691
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (609) 632-0800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.02	Results of Operations and Financial Condition

On August 7, 2007, American Bank Note Holographics, Inc. (the “Company”) announced its results of operations for the quarter ended June 30, 2007. A copy of the press release issued by the Company relating thereto is furnished herewith as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2007, the Board of Directors of the Company (the “Board”) elected Fred Whitridge, Jr. as a director. Mr. Whitridge, 52, has served as the President of Evergreen Slate Co. Inc., a roofing slate provider since November 2004 and has been the President and a majority shareholder Archipelago Corp., a family owned company engaged in consulting, finance and venture investments since 1993. Mr. Whitridge is a member of the board of directors of Crane AB, a subsidiary of Crane & Co., Inc., Harding Energy and Formtek.

On June 30, 2000, the Company entered into a Stock Purchase Agreement (the “Crane Agreement”) with Crane & Co., Inc. (“Crane”). The Crane Agreement provided that Crane could designate a representative to the Board. Douglas A. Crane served as Crane’s representative until November 29, 2005. Mr. Whitridge was designated by Crane to serve as Crane’s designated representative effective August 6, 2007. During 2000, we entered into agreements with Crane under which we rented factory space and leased employees for the Company’s facility in Dalton, Massachusetts. This arrangement ended in October 2006 and all leased facilities and employees were turned over to Crane at that time. For the year ended December 31, 2006, the Company paid Crane under these agreements $60,000 and $62,000 for the rental of the factory space and for the leased employees, respectively.

Upon his election to the Board Mr. Whitridge was granted an option to purchase 25,000 shares of the Company’s common stock under the 2005 Stock Incentive Plan (the “Option”). The Option has an exercise price equal to the fair market value on the grant date and becomes vested and exercisable as to 20% of the shares on each anniversary of the grant date.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1 Press Release issued by American Bank Note Holographics, Inc., dated August 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

Date: August 7, 2007	By:	/s/ Kenneth H. Traub
Kenneth H. Traub
President and Chief Executive Officer